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                                                                    EXHIBIT 99.1

RPM TO MISS ITS 53RD CONSECUTIVE RECORD YEAR IN EARNINGS

         MEDINA, Ohio, July 11, 2000 -- RPM, Inc. (NYSE: RPM) today announced that earnings for the fiscal year ended May 31, 2000 will be approximately 15 percent below the $.86 per diluted earnings per share reported for the fiscal year ended May 31, 1999, excluding a restructuring charge taken on August 31, 1999 of $45 million, which has been increased to $52 million.

         RPM took a charge to earnings for restructuring-related expenses of $5 million in the fourth quarter, bringing the total of such expenses (basically discontinued inventories and plant closing transitional expenses) to $8 million for the 2000 fiscal year. RPM also stated its fiscal 2000 earnings were adversely impacted by significant earnings shortfalls at its StonCor, Testor and Bondo operations.

         Thomas C. Sullivan, RPM chairman and chief executive officer, elaborated on the three key factors that contributed to the earnings shortfall, including:

  * The impact of implementing the restructuring program. "We continue to make solid progress toward achieving our stated restructuring objectives. Our efforts will lower operating costs and streamline our operations. However, our efforts have not gone without some complications. While our operations properly focused on restructuring related priorities, it probably cost us some business in the short term as certain of our operating companies missed opportunities for sales growth. Looking back, we underestimated the extent to which the restructuring stretched operations management resources at several key operating companies," Mr. Sullivan said.

  * Profit shortfalls at StonCor. "Operating profits fell significantly below plan at our $400 million StonCor Group. As previously reported, we encountered greater-than-anticipated difficulties in combining Carboline into the StonCor organization, particularly in foreign markets. This clearly hurt StonCor's overall performance this fiscal year and was most acutely felt in the fourth quarter."

  * Profit shortfalls at Bondo and Testor. "Softness in the automotive aftermarket and hobby markets continued to plague these operations throughout the year."

            Mr. Sullivan further commented that "Taken together, the StonCor, Bondo and Testor operating profit shortfalls equaled about 25 cents per share below expectations. We are diligently addressing the issues facing these businesses."

         "All of the major costs related to the restructuring program have occurred in the fiscal year just ended, and we do not expect any remaining costs to have a material impact on the earnings going forward," said Mr. Sullivan. "Despite the challenges we have encountered in implementing various aspects of the restructuring, our shareholders will begin to see the positive earnings impact of this effort. Looking ahead, we see solid double-digit increases in earnings for our fiscal year ending May 31, 2001."



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         The leading specialty coatings manufacturer said that FY 2000 sales grew about 14 percent to $2 billion, with core growth of approximately 5 percent, in spite of decreases experienced at the Bondo, Testor and StonCor operations. For the year ended May 31, 1999, RPM reported net income of $94.5 million, or $0.86 in diluted earnings per share, on sales of $1.7 billion.

         The actual May 31, 2000 results will be released on Monday, July 24, 2000, at a special analyst meeting in New York City, at which time and in a subsequent conference call, the results, as well as growth plans for the 2001 fiscal year, will be discussed.

         RPM, Inc. is a world leader in specialty chemical coatings, serving both the industrial and consumer markets. Its industrial products include roofing systems, sealants, corrosion control coatings, floor coatings and specialty chemicals. RPM's consumer do-it-yourself products are used for home maintenance and automotive and boat repair.


This press release contains "forward-looking statements" based on current expectations which are covered under the "safe harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the restructuring and consolidation program may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, the ability of the Company to realize the projected pre-tax savings associated with the program, the Company's success in selling off non- core product lines, the realization of synergies from its consolidation program and the overall economic, market and industry conditions, as well as the risks described from time to time in RPM's reports as filed with the Securities and Exchange Commission.